Exhibit 5.1

                 SIDLEY AUSTIN LLP         BEIJING   GENEVA       SAN FRANCISCO
                 787 SEVENTH AVENUE        BRUSSELS  HONG KONG    SHANGHAI
                 NEW YORK, NEW YORK 10019  CHICAGO   LONDON       SINGAPORE
                 212 839 5300              DALLAS    LOS ANGELES  TOKYO
[LOGO OMITTED]   212 839 5599 FAX                    NEW YORK     WASHINGTON, DC

                                           FOUNDED 1866


                                                                  May 18, 2006


DaimlerChrysler Financial Services Americas LLC
27777 Inkster Road
Farmington Hills, Michigan 48334

                           Re:      DaimlerChrysler Auto Trust 2006-B
                                    Class A-2  5.30% Asset Backed Notes
                                    Class A-3  5.33% Asset Backed Notes
                                    Class A-4  5.38% Asset Backed Notes
                                    Class B    5.49% Asset Backed Notes
                                    -----------------------------------

Ladies and Gentlemen:

     We have acted as counsel to the Underwriters in connection with the Underwriting Agreement dated May 11, 2006 (the "Underwriting Agreement"), between DaimlerChrysler Financial Services Americas LLC, a Michigan limited liability company ("DCFS"), and Citigroup Global Markets Inc., as Representative of the several Underwriters named therein (the "Underwriters"), relating to the sale of $450,000,000 aggregate principal amount of Class A-2 5.30% Asset Backed Notes, $570,000,000 aggregate principal amount of Class A-3 5.33% Asset Backed Notes, $134,700,000 aggregate principal amount of Class A-4 5.38% Asset Backed Notes and $45,300,000 aggregate principal amount of Class B 5.49% Asset Backed Notes (collectively, the "Notes"). The Notes will be issued pursuant to the Indenture dated as of May 1, 2006 (the "Indenture"), between DaimlerChrysler Auto Trust 2006-B, a Delaware statutory trust (the "Issuer"), and Citibank, N.A., as indenture trustee (the "Indenture Trustee"). Capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the Amended and Restated Trust Agreement dated as of May 1, 2006 (the "Trust Agreement"), among DCFS, as depositor, DaimlerChrysler Retail Receivables LLC, a Michigan limited liability company (the "Company"), and Chase Bank USA, National Association, as owner trustee (the "Owner Trustee"), or the Sale and Servicing Agreement dated as of May 1, 2006 (the "Sale and Servicing Agreement"), between the Issuer and DCFS, as applicable.

     In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Indenture, (b) specimens of the Notes and (c) the Registration Statement on Form S-3 (Registration No. 333-127963) for the registration of the asset-backed notes under the Securities Act of 1933, as


      Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

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May 18, 2006
Page 2

amended (the "Act"), filed by DCFS with the Securities and Exchange Commission (the "Commission") and amended by various post-effective amendments, the last of which is Post-Effective Amendment No. 4 that became effective on January 31, 2006 (as amended by such post-effective amendment, the "Registration Statement").

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"), and the authenticity of the originals of such latter documents. We have also assumed the conformity of the text of each document filed with the Commission through EDGAR to the printed documents reviewed by us. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials and officers and other representatives of DCFS, the Company and others.

     Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Notes, when duly executed and delivered by the Owner Trustee, on behalf of the Issuer, authenticated by the Indenture Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued and binding obligations of the Issuer, fully paid and non-assessable.

     The opinion set forth in this letter is also subject to the following limitations, qualifications, exceptions and assumptions:

          A. Members of our firm are admitted to the bar of the State of New York and the foregoing opinions are limited to matters arising under the federal laws of the United States of America and the laws of the State of New York. We express no opinion as to the laws, rules or regulations of any other jurisdiction or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or in each case as to any matters arising thereunder or relating thereto.

          B. We have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to any agreement or other document referred to in this opinion has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has the full right, power and authority to execute, deliver and perform its obligations under each such agreement and document to which it is a party and (ii) each such agreement and document has been duly authorized, executed and delivered by each party thereto and, except to the extent expressly opined herein, is a valid, binding and enforceable agreement of each party thereto.

          C. We express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof, (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent

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May 18, 2006
Page 3


     assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof,
     (iii) regarding waiver of usury, stay, extension or similar laws, (iv) regarding rights to indemnification or contribution or (v) provisions regarding further assurances.

          D. Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors' rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

     This letter is rendered solely to and for the benefit of the person to whom it is addressed in connection with the transactions described in the first paragraph above, and may not be quoted, used or relied upon by any other person (including, without limitation, any person who acquires any Notes) or used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the report on Form 8-K dated May 18, 2006 relating to the Issuer.


                                               Very truly yours,


                                               /s/ Sidley Austin LLP